Exhibit 99.1

FOR IMMEDIATE RELEASE		NEWS RELEASE

Date Submitted:	January 28, 2010	Contact:	Samuel G. Stone
NASDAQ Symbol:	FBMI		Executive Vice President and
Chief Financial Officer
(989) 466-7325

FIRSTBANK CORPORATION ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2009 RESULTS

Highlights Include:

•         Net income of $2,691,000, and net income available to common shareholders of $1,178,000, in 2009 compared to $719,000 for both measures in 2008

•         Earnings per share equaled $0.15 for 2009, compared to $0.10 per share in 2008

•         Provision expense of $5 million and after tax non-cash charge of $659,000 for deferred tax asset valuation allowance, offset $1.4 million gain on sale of securities, resulting in net loss of $0.07 per share for the fourth quarter of 2009

• Ratio of the allowance for loan losses to loans strengthened to 1.70% at December 31, 2009, compared to 1.26% at December 31, 2008
• Loan growth remains muted by economic conditions
• Equity ratios remain strong and all affiliate banks continue to exceed all regulatory well-capitalized requirements

Alma, Michigan (FBMI) ---- Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced net income of $2,691,000 for the full year of 2009, compared to $719,000 for 2008, with net income available to common shareholders of $1,178,000 in 2009 compared to $719,000 in 2008. Earnings per share increased 50% to $0.15 in 2009 from $0.10 in 2008. Returns on average assets and average equity for 2009 were 0.19% and 1.9%, respectively, increasing from 0.05% and 0.6% respectively in 2008.

The fourth quarter 2009 loss per common share was $0.07, compared to a loss of $0.33 in the fourth quarter of 2008. Net loss was $101,000 in the fourth quarter of 2009 compared to a net loss of $2,460,000 in the year-ago fourth quarter. Net income available to common shareholders was a negative $514,000 compared to the year-ago fourth quarter loss of $2,460,000. Net loss in the fourth quarter of 2009 included a $659,000 non-cash after tax charge to establish a valuation reserve against deferred tax assets, and also included $1,371,000, or $905,000 after tax, gain on sale of securities as detailed below. The year-ago fourth quarter included write-downs in the investment portfolio as reported previously. All per share amounts are fully diluted.

Earnings continued to be impacted by provisions for loan loss and FDIC insurance expense greatly exceeding year-ago levels. The provision expense in the fourth quarter of 2009 was $4,986,000, up from the $2,821,000 expensed in the third quarter of 2009 and $2,947,000 expensed in the fourth quarter of 2008. For the full year of 2009, provision expense was $14,671,000, up from the $8,256,000 provided in 2008, and exceeding net charge-offs of $10,151,000 in 2009. Management believes that Firstbank’s experience with loan charge-offs continues to be favorable compared to results of many others in Michigan and other areas of the country.

Expense for FDIC deposit insurance was $456,000 in the fourth quarter of 2009, 153% over the $180,000 amount in the fourth quarter of 2008. For the full year 2009, FDIC deposit insurance expense increased $1.9 million to $2,430,000, over four times the year-ago level of $562,000. The FDIC assessed a special charge in the second quarter to all banks to help with the costs of resolving bank failures across the country. The total amount of the special assessment to Firstbank was $642,000. Additionally, on December 31, 2009, the FDIC required all banks to pre-pay three years of FDIC premiums, amounting to $6.5 million for our company, which will be expensed over the next three years.

The category of other non-interest expenses increased $1,727,000 from $12,120,000 in 2008 to $13,847,000 in 2009 due primarily to costs associated with the collection of problem loan balances, the costs of protecting, insuring and disposing of loan collateral, and to promotional costs incurred in generating the high level of mortgage gains. Costs related to the maintenance and disposal of other real estate owned amounted to over $2,391,000 during 2009, an increase of $1,163,000 from 2008. Legal fees largely resulting from increased collection efforts and management of troubled credit situations were $734,000 in 2009, an increase of $322,000 from 2008. The combined expense increase for costs related to other real estate owned, legal fees, and mortgage related promotional costs, account for more than 100% of the increase in the category of other non-interest expenses.

Expense control efforts in the more manageable categories were successful. Comparing 2009 with 2008, salaries and employee benefits expense increased only 0.3%, occupancy and equipment expense declined 9.9%, and the components of the other non-interest expense category that are not related to other real estate, legal, and mortgage promotion, decreased 1.3%.

In the fourth quarter of 2009, Firstbank sold the majority of the preferred stock in its investment portfolio. These sales generated pre-tax gains in the amount of $1,371,000, or $905,000 after tax. However, non-cash deferred tax valuation charges, mostly related to deferred tax assets that had arisen from the previous write-down of these securities in the fourth quarter of 2008, were incurred in the amount of $659,000 in the fourth quarter of 2009, reducing the net benefit to net income in the quarter to $246,000. At December 31, 2009, the investment portfolio continued to hold $1.3 million book value of preferred stock which had a market value of $1.5 million.

Firstbank’s net interest margin was 3.91% in the fourth quarter of 2009 compared to 3.95% in the third quarter of 2009, and up from 3.82% in the fourth quarter of 2008. In the fourth quarter of 2009, interest reversals on loans moving to non-accrual status reduced the annualized net interest margin by 0.14% while at the same time interest recovered on a loan previously classified as non-accrual added 0.09%, for a combined impact in the quarter of negative 0.05% on the net interest margin. Strategies employed during 2009 aimed at incorporating floors on variable rate loans and re-pricing deposits upon renewal at currently competitive rates, resulted in the improvement in margin from year-ago. Firstbank’s banks have also been able to reduce their reliance on Federal Home Loan Bank advances and brokered deposits as core deposits have increased. The improvement in margin helped net interest income in 2009 increase 4.1% compared to 2008.

Gain on sale of mortgage loans was $965,000 in the fourth quarter of 2009, declining 12.5% from the third quarter of 2009 but representing an increase of 97% over the level in the fourth quarter of 2008. Mortgage gains were particularly strong in the first half of 2009, bringing the total for the year to $7,551,000, which was over three times the level in 2008.

Total assets of Firstbank Corporation at December 31, 2009, were $1.482 billion, an increase of 4.0% over the year-ago period. Total portfolio loans of $1.122 billion were 3.1% below the year-ago level. Commercial and commercial real estate loans increased 2.5% over this twelve month period, but real estate construction loans decreased 17.4% and residential mortgage and consumer loans also decreased. Although mortgage refinance activity was very strong in the first half of the year, this type of lending activity results in loans being financed in the secondary market rather than on the balance sheet of the company. While Firstbank has ample capital and funding resources to increase loans on its balance sheet, demand for funds for new ventures by quality borrowers remains weak due to uncertainty about the economy. Total deposits as of December 31, 2009, were $1.149 billion, compared to $1.047 billion at December 31, 2008, an increase of 9.8%. Core deposits increased $87 million or nearly 11% over the year-ago level.

Mr. Sullivan stated, “In these times of economic stress, record high unemployment, and depressed real estate values, it has become disturbingly fashionable to make broad generalizations and accusations. Banks often are painted with the same brush of criticism, disregarding their unique characteristics and accomplishments. True, it would be hard to find a bank, large or small, that has not experienced an increase in loan delinquencies and loan charge-offs in these times. However, while smaller, community oriented banks have been affected, they are not the cause of systemic risk or of the other problems attracting national attention. At Firstbank, we are proud of our community bank heritage which has helped lead to our superior results compared to banking organizations of comparable size in our state. We take pride in our multi-bank structure, which maintains the benefits of local community banks and combines those benefits with economies of scale in technology and infrastructure support. We are proud of our local boards of directors, our lenders and other employees, and our customers.

“Our customers are an important component of our comparative success. Doing business with people we know is the heart of community banking, and it means there is a mutual loyalty that most often does not exist in impersonal transactions with large regional, national, or international lenders. Our people know many of our customers who will do - and are doing - everything within their power to meet their financial obligations, and we are committed to helping them succeed. In the fourth quarter we worked with select customers to find the best possible win-win solutions whereby we could improve our position as the lender while at the same time affording customers modified terms to address their economic situation. In various cases, those modified terms included some or all of the following: extending amortization schedules, extending maturities, reducing rates, and adjusting collateral packages. In many of these instances, affecting a significant dollar amount of loans in the aggregate, these actions were taken because of economic pressures experienced by the borrower, but were also the best way to preserve value for the bank. As a result of these efforts we saw an increase of $6.8 million in restructured loans. It is important to note that over 94% of loans classified as restructured were current and paying in agreement with the modified terms at year end. However, restructured loans are by definition included in the total of non-performing loans and were the primary contributor to the $10.8 million increase in non-performing loans in the quarter. Rate concessions included in these modifications will have a negligible impact (less than one basis point) on Firstbank’s net interest margin going forward.”

At December 31, 2009, the ratio of the allowance for loan losses to loans increased to 1.70%, compared to 1.49% at September 30, 2009, and 1.26% at December 31, 2008. The ratio of allowance for loan loss to non-performing loans stood at 47% on December 31, 2009, compared to 59% at December 31, 2008.

Net charge-offs were $2,666,000 in the fourth quarter of 2009, consistent with the level of net charge-offs in each of the first three quarters of 2009. For the full year of 2009, net charge-offs were $10,151,000, representing 0.90% of average loans. We believe this level of net charge-offs continues to compare favorably with many others in the industry. The ratio of non-performing loans (including loans past due over 90 days) to loans was impacted by the loans restructured in the fourth quarter and stood at 3.65% on December 31, 2009, compared to 2.14% as of December 31, 2008.

Total equity decreased 1.5% during the fourth quarter of 2009 but was 27.7% above the level at December 31, 2008, reflecting the improvement obtained by the issuance of $33 million preferred stock at the end of January. The ratio of average equity to average assets was 10.2% in the fourth quarter of 2009, up from 8.4% in the fourth quarter of 2008. All of Firstbank Corporation’s affiliate banks met the regulatory well-capitalized requirements prior to the issuance of preferred stock in January and continue to meet these requirements.

Firstbank Corporation, headquartered in Alma, Michigan, is a bank holding company using a multi-bank-charter format with assets of $1.5 billion and 51 banking offices serving Michigan’s Lower Peninsula. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Firstbank – St. Johns; Keystone Community Bank; and Firstbank – West Michigan.

This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words “anticipate,” “believe,” “expect,” “hopeful,” “potential,” “should,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future business growth, changes in interest rates, loan charge-off rates, demand for new loans, the performance of restructured loans, and the resolution of problem loans. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

FIRSTBANK CORPORATION CONSOLIDATED STATEMENTS OF INCOME (Dollars in thousands except per share data) UNAUDITED

	Three Months Ended:			Twelve Months Ended:
	Dec 31 2009	Sep 30 2009	Dec 31 2008	Dec 31 2009	Dec 31 2008
Interest income:
Interest and fees on loans	$17,655	$17,748	$18,682	$70,531	$76,604
Investment securities
Taxable	667	651	976	$2,712	3,878
Exempt from federal income tax	333	320	349	$1,306	1,408
Short term investments	40	44	33	137	301
Total interest income	18,695	18,763	20,040	74,686	82,191

Interest expense:
Deposits	4,400	4,454	5,784	18,841	25,468
Notes payable and other borrowing	1,601	1,713	2,294	7,098	9,885
Total interest expense	6,001	6,167	8,078	25,939	35,353

Net interest income	12,694	12,596	11,962	48,747	46,838
Provision for loan losses	4,986	2,821	2,947	14,671	8,256
Net interest income after provision for loan losses	7,708	9,775	9,015	34,076	38,582

Noninterest income:
Gain on sale of mortgage loans	965	1,104	489	7,551	2,513
Service charges on deposit accounts	1,164	1,140	1,183	4,509	4,825
Gain (loss) on trading account securities	(43)	(57)	(81)	(213)	(454)
Gain (loss) on sale of AFS securities	1,236	(2)	(3,851)	1,534	(5,463)
Mortgage servicing	47	25	70	(471)	258
Other	740	765	369	2,499	2,311
Total noninterest income	4,109	2,975	(1,821)	15,409	3,990

Noninterest expense:
Salaries and employee benefits	5,469	5,641	5,519	22,291	22,231
Occupancy and equipment	1,482	1,510	1,714	6,248	6,931
Amortization of intangibles	216	228	245	934	1,071
FDIC insurance premium	456	448	180	2,430	562
Other	3,730	3,403	3,612	13,847	12,120
Total noninterest expense	11,353	11,230	11,270	45,750	42,915

Income before federal income taxes	464	1,520	(4,076)	3,735	(343)
Federal income taxes	565	303	(1,616)	1,044	(1,062)
Net Income	(101)	1,217	(2,460)	2,691	719
Preferred Stock Dividends	413	413	0	1,513	0
Net Income available to Common Shareholders	($514)	$804	($2,460)	$1,178	$719

Fully Tax Equivalent Net Interest Income	$12,932	$12,814	$12,220	$49,646	$47,922

FIRSTBANK CORPORATION CONSOLIDATED STATEMENTS OF INCOME (Dollars in thousands except per share data) UNAUDITED (continued)

	Three Months Ended:			Twelve Months Ended:
	Dec 31 2009	Sep 30 2009	Dec 31 2008	Dec 31 2009	Dec 31 2008
Per Share Data:
Basic Earnings	($0.07)	$0.10	($0.33)	$0.15	$0.10
Diluted Earnings	($0.07)	$0.10	($0.33)	$0.15	$0.10
Dividends Paid	$0.100	$0.100	$0.225	$0.40	$0.900

Performance Ratios:
Return on Average Assets (a)	-0.04%	0.33%	-0.70%	0.19%	0.05%
Return on Average Equity (a)	-4.2%	3.2%	-8.4%	1.9%	0.6%
Net Interest Margin (FTE) (a)	3.91%	3.95%	3.82%	3.82%	3.80%
Book Value Per Share (b)	$14.77	$15.11	$15.17	$14.77	$15.17
Average Equity/Average Assets	10.2%	10.3%	8.4%	10.1%	8.5%
Net Charge-offs	$2,666	$2,696	$1,120	$10,151	$5,140
Net Charge-offs as a % of Average Loans (c)(a)	0.95%	0.96%	0.39%	0.90%	0.45%

(a) Annualized
(b) Period End
(c) Total loans less loans held for sale

FIRSTBANK CORPORATION CONSOLIDATED BALANCE SHEETS (Dollars in thousands) UNAUDITED

	Dec 31	Sep 30	Dec 31
	2009	2009	2008
ASSETS

Cash and cash equivalents:
Cash and due from banks	$27,254	$25,077	$33,050
Short term investments	80,111	34,747	30,662
Total cash and cash equivalents	107,365	59,824	63,712

Securities available for sale	159,758	148,628	113,095
Federal Home Loan Bank stock	9,084	9,084	9,084
Loans:
Loans held for sale	578	2,627	1,408
Portfolio loans:
Commercial	192,096	188,306	184,455
Commercial real estate	398,416	393,555	391,572
Residential mortgage	376,683	385,530	403,695
Real estate construction	85,229	85,383	103,206
Consumer	69,736	71,943	75,296
Total portfolio loans	1,122,160	1,124,717	1,158,224
Less allowance for loan losses	(19,114)	(16,793)	(14,594)
Net portfolio loans	1,103,046	1,107,924	1,143,630

Premises and equipment, net	25,437	25,704	26,941
Goodwill	35,513	35,513	35,603
Other intangibles	2,940	3,157	3,881
Other assets	38,635	37,349	27,986
TOTAL ASSETS	$1,482,356	$1,429,810	$1,425,340

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

Deposits:
Noninterest bearing accounts	$164,333	$150,878	$149,179
Interest bearing accounts:
Demand	255,414	247,631	223,526
Savings	174,114	165,784	154,015
Time	532,370	481,360	489,081
Wholesale CD's	22,832	28,028	31,113
Total deposits	1,149,063	1,073,681	1,046,914

Securities sold under agreements to
repurchase and overnight borrowings	39,409	44,914	52,917
FHLB Advances and notes payable	100,263	112,303	162,274
Subordinated Debt	36,084	36,084	36,084
Accrued interest and other liabilities	10,657	13,672	12,168
Total liabilities	1,335,476	1,280,654	1,310,357

FIRSTBANK CORPORATION CONSOLIDATED BALANCE SHEETS (Dollars in thousands) UNAUDITED (continued)

	Dec 31	Sep 30	Dec 31
	2009	2009	2008

SHAREHOLDERS' EQUITY
Preferred stock; no par value, 300,000
shares authorized, 33,000 outstanding	32,707	32,707	0
Common stock; 20,000,000 shares authorized	114,773	114,525	113,411
Retained earnings	(1,198)	87	686
Accumulated other comprehensive income/(loss)	598	1,837	886
Total shareholders' equity	146,880	149,156	114,983
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,482,356	$1,429,810	$1,425,340

Common stock shares issued and outstanding	7,730,241	7,704,796	7,580,620
Principal Balance of Loans Serviced for Others ($mil)	$602.1	$589.3	$513.1

Asset Quality Ratios:
Non-Performing Loans / Loans (a)	3.65%	2.69%	2.14%
Non-Perf. Loans + OREO / Loans (a) + OREO	4.29%	3.59%	2.60%
Non-Performing Assets / Total Assets	3.27%	2.85%	2.12%
Allowance for Loan Loss as a % of Loans (a)	1.70%	1.49%	1.26%
Allowance / Non-Performing Loans	47%	56%	59%

Quarterly Average Balances:
Total Portfolio Loans (a)	$1,124,361	$1,123,737	$1,153,716
Total Earning Assets	1,318,027	1,294,116	1,278,675
Total Shareholders' Equity	147,730	147,468	118,064
Total Assets	1,455,351	1,429,150	1,409,644
Diluted Shares Outstanding	7,712,814	7,677,619	7,540,644

(a) Total Loans less loans held for sale